As filed with the Securities and Exchange Commission on April 14, 2025

No. 333-267291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-267291

UNDER

THE SECURITIES ACT OF 1933

Paycor HCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1813909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4811 Montgomery Road

Cincinnati, OH 45212

(800) 381-0053

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Prabha Sipi Bhandari

911 Panorama Trail South

Rochester, New York 14625-2396

(585) 385-6666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip R. Mills

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) is being filed by Paycor HCM, Inc., a Delaware corporation (the “Registrant”), to deregister all securities remaining unsold under the following Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-267291) filed with the SEC on September 6, 2022, pertaining to the registration for resale by certain selling stockholders of 93,000,000 shares of common stock, par value $0.001 per share, of the Registrant, as amended by Post-Effective Amendment No. 1, dated as of December 6, 2023.

On April 14, 2025, pursuant to that certain Agreement and Plan of Merger, dated January 7, 2025 (the “Merger Agreement”), by and among the Registrant, Paychex Inc., a Delaware corporation (“Parent”), and Skyline Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 14th  day of April, 2025.*

PAYCOR HCM, INC.

By:	/s/ John B. Gibson Jr.
	Name:	John B. Gibson Jr.
	Title:	President

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.

[Signature Page to S-3 Post-Effective Amendment]